Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-3 and the related prospectus of The Toronto-Dominion Bank for the registration of its senior debt securities, subordinated debt securities, preferred shares, common shares, warrants, and subscription receipts and to the incorporation by reference of our auditors’ report dated December 2, 2015 to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2015 and 2014 and the Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three year period ended October 31, 2015, and our report dated December 2, 2015 on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2015, each as contained in its Form 40-F dated December 3, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 27, 2016